UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2008

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 2, 2008, OMNI Energy Services Corp. (the “Company”) announced the appointment of Ronald D. Mogel, age 56, to the position of Senior Vice President and Chief Financial Officer. He is expected to begin in that capacity in the middle of January 2008.

Mr. Mogel joins the Company from Horizon Offshore, Inc. (“Horizon”), a Nasdaq listed company that was acquired by Cal Dive International, Inc. in December 2007 for $628 million. Mr. Mogel most recently served as Executive Vice President and Chief Financial Officer of Horizon. He also acted as Horizon’s Director and Vice President of International Accounting and Tax from 1999 to 2005. Previously, he served as the Vice President of Finance at Newpark Shipbuilding – Pecan Island, Inc., and from 1995 to 1998 he occupied the role of CFO at John E. Chance & Associates.

Mr. Mogel earned a B.S. in Accounting from the University of New Orleans, a J.D. from Loyola University School of Law, and an M.B.A. from the University of St. Thomas. He has also been a CPA since 1979.

A description of the terms and conditions of the Company’s compensatory arrangement with Mr. Mogel is included in his offer letter, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

A copy of the press release announcing Mr. Mogel’s appointment is attached hereto as Exhibit 99.2 and is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Item 9.01 Financial Statements and Exhibits

99.1	Employment Offer Letter to Ronald Mogel from the Company dated December 20, 2007.

99.2	Press Release issued by the Company dated January 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: January 2, 2008
	By:	/s/ James C. Eckert
President, Chief Executive Officer and Chairman of the Board